Exhibit 99.1

Dataram CORPORATION 1,000,000 share stock repurchase plan ANNOUNCEd

Princeton, NJ, April 10, 2012 — Dataram Corporation [NASDAQ: DRAM], a leading international manufacturer of computer memory, storage and software products, announced today that the Board of Directors approved an Open Market Repurchase Plan. Under the plan, Dataram is authorized to repurchase up to a total of 1,000,000 shares of its issued and outstanding stock from its stockholders in the open market, at such times, as the President shall, in his discretion, direct. The 1,000,000 total shares to be repurchased are based on the current resolution to purchase approximately 828,000 shares as well as approximately 172,000 shares which remainunder the November 25, 2002 stock repurchase resolution.

Commenting on the plan Marc Palker, Dataram CFO said, “The Board of Directors recognizes the stock is undervalued and this buyback is one of several alternatives that executive management is continuing to pursue to increase shareholder value.”

About Dataram
Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

Dataram Contact:
Stefanie Pavao
Dataram Marketing
609-799-0071
spavao@dataram.com

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